EXHIBIT 99.1

ROYAL BODYCARE, INC.

PRESS RELEASE DATED NOVEMBER 10, 2003 ANNOUNCING FINANCIAL

RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2003

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Release November 10, 2003	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com

Nanotechnology Helps Improve

RBC Third Quarter Profit

Irving, Texas (November 10, 2003) - Royal BodyCare, Inc. (ROBE OTC:BB) reported sales of $5,877,000 with net earnings of $261,000 or $.01 per share for the third quarter ended September 30, 2003, compared to sales of $6,203,000 and a net loss of $34,000 or $.00 per share for the same period last year.

Clinton Howard, CEO stated, “While RBC nutritional product sales in North America declined in the third quarter 31% compared to the same period last year, international sales increased 100%, MPM Medical product sales increased 44%, and operating profit improved as a result of operational economies and a nanotechnology manufacturing process developed by Dr. Jerry Lee Phelps, Vice President of Science and Technology at RBC.”

The steps in this proprietary process reduce the size of two nutritional minerals to extremely small compounds, less than 10 nanometers in size. (A nanometer is one billionth of a meter). These nanoscale compounds begin to cluster together like bunches of grapes to form submicroscopic nanoclusters. During this process other compatible nutrients may be introduced into the system. A unique characteristic of these nanoclusters is that they can act both as a carrier and as the active-substance, and they can be engineered for either rapid release or delayed release of the nutrients.

The active-substance system provides for rapid wetting of each molecule, which facilitates transport and enhances digestion and absorption of the nutrients. These extremely small compounds also have a greater surface area, and when consumed with water or other liquids, are more available to digestive juices, further supporting digestion and absorption.

This in-house manufacturing process has improved the Company’s gross margin by reducing the cost of products that account for over 50% of RBC sales worldwide, principally antioxidants Microhydrin®, Microhydrin® Plus and HydraCel tm.

During the third quarter, RBC used this technology to enhance the taste of a new form of chocolate it has named CocoaClusters tm, used in a low-calorie, low-fat, high-

protein powder for a soy milk shake that is a part of the Company’s new dietary weight control program, “10 Days of Chocolate”. The Company plans to apply this same manufacturing technology to other dietary supplements and skin care products. RBC products produced by this process are referred to by the Company’s trade name, NanoCeuticals tm.

During 2003, the Company management team was restructured. Wayne Holbrook, formerly VP, Marketing, was made President of the Company. Dennis Windsor, formerly an officer of a nutritional products company, was appointed VP, Marketing. Trevor Scofield formerly VP, Canada Operations was made Vice President International.

The RBC Board was expanded in September with the addition of two outside directors: David H. Brune, JD, former Senior VP, Cousins-Stone, developers of Las Colinas, and J. Ike Guest, CPA, Lightfoot Guest Moore & Co., P.C., and Chairman of the Irving Chamber of Commerce. Mr. Brune was made Chairman of the Compensation Committee, and Mr. Guest was made Chairman of the Audit Committee. The Company increased its working capital $600,000 from private sales of its common stock to its CEO, and to a Board member who is the President of its licensee for countries in the former Soviet Union.

RBC distributes products from its Las Colinas world headquarters in Irving, Texas, and from a branch office in Vancouver, B.C, Canada. The Company markets high quality nutritional supplements and skin care products under the RBC trade name through an independent distributor network in North America, and through licensees in other countries. The Company’s wholly owned subsidiary, MPM Medical Inc., markets a proprietary line of prescription and OTC skin and wound care devices to U.S. hospitals, nursing homes, clinics and oncology centers.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management; delays or problems in production; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the company’s filings with the Securities and Exchange Commission.

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Royal BodyCare, Inc.

Summary Results of Operations

	Quarter Ended September 30,
	2003	2002
Sales	$5,877,000	$6,203,000

Earnings (loss) from continuing operations before income taxes	$261,000	$(127,000)
Provision for income taxes	—	—

Earnings (loss) from continuing operations	261,000	(127,000)
Earnings from discontinued operations	—	93,000

Net earnings (loss)	$261,000	$(34,000)

Earnings (loss) per share:
Earnings (loss) from continuing operations	$0.01	$(0.01)
Earnings from discontinued operations	0.00	0.01

Earnings (loss) per share	$0.01	$(0.00)

Weighted average shares outstanding	19,956,294	13,956,294

	Nine Months Ended September 30,
	2003	2002
Sales	$15,389,000	$20,704,000

Earnings (loss) from continuing operations before income taxes	$34,000	$(325,000)
Provision for income taxes	—	—

Earnings (loss) from continuing operations	34,000	(325,000)
Earnings from discontinued operations	114,000	36,000

Net earnings (loss)	$148,000	$(289,000)

Earnings (loss) per share:
Earnings (loss) from continuing operations	$0.00	$(0.02)
Earnings from discontinued operations	0.01	0.00

Earnings (loss) per share	$0.01	$(0.02)

Weighted average shares outstanding	18,178,516	13,956,294